Exhibit 3.5

State of Delaware Secretary of State Division of Corporations Delivered 02:09 PM 04/08/2009 FILED 11:57 AM 04/08/2009 SRV 090345515 - 4674495 FILE

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

●	First: The name of this Corporation is JBS USA Finance, Inc.

●	Second: Its registered office in the State of Delaware is to be located at _____________ 1209 Orange Street, in the City of Wilmington _______________ County of New Castle ________________ Zip Code 19801 _________. The registered agent in charge thereof is The Corporation Trust Company _________________.

●	Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

●	Fourth: The amount of the total stock of this corporation is authorized to issue is 3,000 shares (number of authorized shares) with a par value of $1.00 per share.

●	Fifth: The name and mailing address of the incorporator are as follows:

Name Christopher Gaddis, Esq.

Mailing Address JBS USA, LLC - 1170 Promontory Circle

Greeley, Colorado Zip Code 80634

●	I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 7 day of April, A.D. 2009.

BY:	/s/ Christopher C. Gaddis
(Incorporator)

NAME:	Christopher C. Gaddis
(type or print)